Exhibit 99.1

                   Sovereign Bancorp, Inc. First Quarter 2004
         Net Income and Earnings Per Share Up 35% and 23% Respectively;
                 Operating Earnings Per Share of $.40, Up 18%;
                    Cash Earnings Per Share of $.45, Up 14%

    Financial Highlights
    -- Net income of $102 million for the first quarter of 2004, up 35% from $76 million a year ago.

    -- Earnings per share, including a one-time merger-related charge, for the first quarter of 2004 were $.33 per share, up 23% from $.27 per share in same quarter of 2003.

    -- Operating earnings in the first quarter of 2004 were $122 million, up 28% from $95 million a year ago. Operating earnings per share were $.40 per share, up 18% from $.34 in the same quarter of 2003.

    -- Cash earnings for the first quarter of 2004 were $137 million, up 24% from $110 million in the same quarter a year ago. Cash earnings per share were $.45, up 14% from $.39 per share in the first quarter of 2003.

    -- Consumer Banking and Commercial Banking fee revenues were $54 million and $29 million, respectively, up 12% and 14%, respectively from a year earlier.

    -- The provision for loan losses was $37 million (excluding a charge associated with the acquired First Essex loan portfolio of $6 million) in this quarter versus $40.0 million last quarter. The total provision exceeded net charge-offs by $8.5 million in this quarter.

    -- Non-performing assets decreased to .45% of total assets at March 31, 2004, versus .51% at December 31, 2003.

    -- Equity to assets ratio was 8.32% at March 31, 2004, compared to 6.98% at March 31, 2003 and 7.49% at December 31, 2003. The Tier 1 leverage ratio expanded by 151 basis points to 7.09% during the first quarter of 2004. Tangible common equity to tangible assets ("TCE/TA") increased 53 basis points during the quarter to 5.19%.


    PHILADELPHIA, April 20 /PRNewswire-FirstCall/ -- Sovereign Bancorp, Inc. ("Sovereign") (NYSE: SOV), parent company of Sovereign Bank ("Bank"), today reported net income and earnings per share for the first quarter of 2004 of $102 million or $.33 per diluted share, including one-time merger-related charges. This compares to net income of $75.9 million, or $.27 per diluted share, for the first quarter of 2003.

    Net income included an after-tax merger and integration charge of $15.3 million and incremental loan loss provision of $3.9 million
($6.0 million pre-tax) associated with the acquisition of First Essex Bancorp in the first quarter of 2004 and an after-tax charge of $18.8 million on the early extinguishment of $302 million of Sovereign debt in 2003. Excluding these charges, operating earnings were $122 million, or $.40 per diluted share, up 28% compared to $94.7 million, or $.34 per diluted share, for the first quarter of 2003. Cash earnings increased to $137 million, up 24%, compared to $110 million for the first quarter of 2003. A reconciliation of net income, operating earnings and cash earnings, as well as the related earnings per share amounts, is included in a later section of this release.

    Commenting on results for the first quarter of 2004, Jay S. Sidhu, Sovereign's Chairman and Chief Executive Officer, said, "This has been a very busy and exciting quarter for Sovereign: we have exceeded the analysts' mean earnings estimate for the quarter, expanded our capital ratios as a result of capital raising initiatives, closed and integrated our acquisition of First Essex Bancorp, Inc., and announced the pending acquisitions of Seacoast Financial Services Corporation and Waypoint Financial Corp. that dramatically improve our franchise as both become accretive to earnings per share within the first year. In addition, we announced a 20% increase in our cash dividend. Despite persistently low interest rates, we were able to produce solid results in our core banking fundamentals. Commercial and Consumer loans were up 7% and 19%, respectively, from the first quarter of 2003, excluding the impact of acquisitions. Fee revenue continued to be strong and we experienced solid improvement in our credit quality."


    Net Interest Income and Margin

    Sovereign reported net interest income of $323 million for the first quarter of 2004, an increase of $20 million, or 6.5%, compared to the first quarter of 2003. On a linked-quarter basis, net interest income increased by $14.3 million, or 4.6%.

    Net interest margin was 3.28% for the first quarter of 2004 compared to 3.39% in the fourth quarter and 3.50% in the first quarter of 2003. About half of the decline on a linked quarter basis was due to the completion of our $800 million convertible trust preferred offering in February 2004 and effect of purchase accounting adjustments from our First Essex acquisition. The remainder of the decline was due to a continued decline in interest rates and resultant margin pressure due to our desire to maintain an asset sensitive interest rate risk position. James D. Hogan, Sovereign's Chief Financial Officer, stated, "Although our trust preferred offering had an unfavorable effect on net interest margin during the quarter, it was neutral to net interest income and significantly enhances our capital position."


    Well Positioned for Higher Rates

    Sovereign has taken many steps in recent years to reposition its balance sheet so that it would benefit from rising rates. "By focusing our business strategy on core deposit growth and commercial and consumer loan growth, our asset/liability profile is much more akin to a commercial bank than a traditional thrift, which focuses on residential mortgages and certificates of deposit. We remain positioned to benefit from rising rates, as $11.9 billion of our loans are tied to short-term indices, and only $9.6 billion of our liabilities will re-price with any short-term rate movements," stated Hogan.


    Non-Interest Income and Expense

    Sovereign continued to generate strong consumer and commercial banking fees in the first quarter of 2004. Consumer banking fees increased by $5.8 million, or 12%, compared to the same period in 2003. The increase was driven principally by deposit fees, which increased by $5.3 million to $45.4 million. Commercial banking fees increased $3.5 million, or 13.7%, over the same period a year ago driven by growth in loan fees. Consumer and commercial banking fees remained consistent with levels experienced in the fourth quarter of 2003.

    Mortgage banking revenues were $5.4 million in the first quarter of 2004, compared to $15.7 million in the fourth quarter and $8.0 million in the first quarter of 2003, as summarized in the financial tables attached to this release. Due to changes in prepayment speeds, a servicing rights impairment charge of $11.3 million was recorded in the first quarter. Offsetting this charge were gains from sales of mortgage loans of $16.5 million. As of March 31, 2004, mortgage servicing rights, net of reserves of $23.7 million, were $66.4 million and our servicing portfolio was $6.6 billion, a capitalized cost of 101 basis points. "If rates remain where they are or move higher, we should recover most of the impairment charge taken in the first quarter," stated Hogan.

    Capital markets revenues in the first quarter of 2004 were $4.9 million, down compared to $7.7 million in the same period a year ago due to the current interest rate environment. On a linked-quarter basis, capital markets revenues increased moderately.

    First quarter 2004 net gains on sales of investments were $17.9 million. This compares to net gains of $10.2 million recorded in the fourth quarter and $17.5 million in the first quarter of 2003.


    Expenses

    G&A expenses were essentially flat for the first quarter, after giving effect to the acquisition of First Essex during the quarter. Excluding operating expenses during the quarter of approximately $3.5 million related to First Essex, expenses increased by only $0.2 million from the fourth quarter and increased about 5% from $211 million a year ago. All-in, operating expenses for the quarter were $226 million, up from $222 million in the fourth quarter. Noted Hogan, "On the revenue side, the increase in net interest income was substantially offset by lower mortgage banking revenue due to the impairment of servicing rights previously discussed. We continue to forecast an improvement in our efficiency ratio in future quarters. Our goal remains to achieve an efficiency ratio in the high 40's within two years."

    Sovereign's effective tax rate declined in the first quarter to 24.3% due, in part, to recording the benefit on merger-related charges at 35%. We expect our tax rate in future quarters to increase closer to our 2003 effective rate.


    Franchise Growth

    Sovereign's total loan portfolio increased during the first quarter to $27.7 billion due to increases in the commercial and consumer loan portfolios principally resulting from the First Essex acquisition. Commercial and consumer loans now make up 43% and 40%, respectively, of the total loan portfolio. The following table depicts Sovereign's loan composition as of March 31, 2004 ($ in millions):


    Loan Category               Ending Balance   Q1 2004 Yield    % of Loans
    Commercial                      $11,920          4.60%          43.0%
    Consumer                         11,012          5.21%           39.7
    Residential mortgage              4,806          5.23%           17.3
      Total                         $27,738          4.95%           100%


    Excluding $777 million in acquired core deposits from the First Essex acquisition, core deposits declined slightly. Sovereign's cost of deposits declined by 5 basis points to .95% in the first quarter of 2004 due to a decline in the cost of time deposits. Certificates of deposit account for only 22% of total deposits. The decline in core deposits was principally a result of some seasonal declines in commercial deposits and moving some commercial repurchase agreements off-balance sheet. "We hope to show an increase in core deposits over the coming few months," stated Hogan.

    Sovereign has an extremely attractive relationship-oriented deposit franchise with good balance between consumer and corporate customers. The following table summarizes Sovereign's deposit position as of March 31, 2004 ($ in millions):


    Deposit Category             Ending Balance   Q1 2004 Cost    % of Total
                                                                   Deposits
    Checking                        $11,519           0.38%         41.0%
    Other core (MMDA & Savings)      10,420           0.83%          37.1
      Total Core                     21,939           0.60%          78.1
    Time deposits                     6,179           2.19%          21.9
      Total deposits                $28,118           0.95%          100%

    Asset Quality

    Non-performing assets ("NPAs") were $212 million at March 31, 2004, compared to $220 million at December 31, 2003. NPAs to total assets decreased to .45% during the first quarter of 2004, compared to .51% at December 31, 2003. Sovereign's provision for loan losses was $37.0 million this quarter (excluding a $6 million provision related to the First Essex loan portfolio) compared to $40.0 million in the fourth quarter and $43.4 million in the first quarter of 2003. The allowance for loan losses to total loans was 1.27% at March 31, 2004, as compared to 1.25% at December 31, 2003 and 1.29% at
March 31, 2003.

    "We are pleased with our continued steady progress in our asset quality trends," commented Dennis S. Marlo, Sovereign's Chief Risk Management Officer. "Early warning signs are also improving, so we are optimistic that our credit quality trends should continue to improve throughout 2004," Marlo continued.


    Capital

    "During the quarter, we were able to accelerate the achievement of our 2005 capital goals through the issuance of $800 million of convertible trust preferred securities," commented Hogan. "As Sovereign's capital continues to build into 2005 and beyond, we will consider various capital strategies, including continued increases to our cash dividend." Boosted in part by the aforementioned trust preferred offering, the Tier 1 leverage ratio grew by 151 basis points during the quarter to 7.09% at March 31, 2004 and tangible common equity to tangible assets increased 53 basis points to 5.19% from 4.66% at December 31, 2003. The equity to assets ratio increased to 8.32% at March 31, 2004. At March 31, 2004, Sovereign Bank's Tier 1 Leverage was 6.82% and the bank's risk-based capital ratio was 12.11%.


    Looking Ahead

    "We remain comfortable with mean estimates of $1.63 in operating earnings and approximately $1.80 in cash earnings for 2004, excluding after-tax merger-related charges for our completed acquisition of First Essex and our pending acquisitions of Seacoast and Waypoint," Sidhu concluded. "For 2005, the current range of thirteen analyst estimates for our company is between $1.75 and $1.95 operating earnings per share, with a mean estimate of $1.88, implying a mean cash estimate of about $2.00 per share. We are comfortable with the analysts' mean estimate, which implies 2005 operating earnings growth of 15%. While we are uncertain if the current economic environment will allow a higher level of growth, management's goal remains to strive for $1.90 to $2.00 operating earnings in 2005. Based upon our April 19 stock price of $19.91, Sovereign is trading at a P/E of 12.2x for estimated 2004 operating earnings per share, a P/E of 11.1x for cash earnings per share and only 155% of book value. The book value per share at March 31, 2004 was $12.78."


    Sovereign Bancorp, Inc., ("Sovereign") (NYSE: SOV), headquartered in Philadelphia, Pennsylvania, is the parent company of Sovereign Bank, a $47 billion financial institution with approximately 550 community banking offices, over 1,000 ATMs and about 8,300 team members in Connecticut, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, and Rhode Island. In addition to full-service retail banking, Sovereign offers a broad array of financial services and products including business and corporate banking, cash management, capital markets, trust and wealth management, and insurance. Pro forma for our pending acquisitions, Sovereign is one of the top 20 largest banking institutions in the United States. For more information on Sovereign Bank, visit www.sovereignbank.com or call 1-877-SOV-BANK.

    Interested parties will have the opportunity to listen to a live web-cast of Sovereign's first quarter earnings call on Wednesday, April 21, 2004 beginning at 8:30 a.m. ET at www.sovereignbank.com >Investor Relations >News >Conference Calls/Webcasts; or http://www.firstcallevents.com/service/ajwz403115178gf12.html. The web-cast replay can be accessed anytime from 11:00 am ET on April 21, 2004 through 12:00 a.m. ET on May 31, 2004. Questions may be submitted during the call via email to investor@sovereignbank.com. A telephone replay will be accessible during the above timeframe by dialing 1-800-642-1687, and confirmation id# 6547230.


    Note:

    This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Sovereign's management uses the non-GAAP measures of Operating Earnings and Cash Earnings, and the related per share amounts, in their analysis of the company's performance. These measures, as used by Sovereign, adjust net income determined in accordance with GAAP to exclude the effects of special items, including significant gains or losses that are unusual in nature or are associated with acquiring and integrating businesses, and certain non-cash charges. Operating earnings represent net income adjusted for the after-tax effects of merger-related and integration charges and the loss on early extinguishment of debt. Cash earnings are operating earnings excluding the after-tax effect of amortization of intangible assets and stock-based compensation expense associated with stock options, restricted stock, bonus deferral plans and ESOP awards. Since certain of these items and their impact on Sovereign's performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information in evaluating the operating results of Sovereign's core businesses. These disclosures should not be viewed as a substitute for net income determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

    This press release contains statements of Sovereign's strategies, plans, and objectives, as well as estimates of future operating results for 2004 and beyond for Sovereign Bancorp, Inc. as well as estimates of financial condition, operating efficiencies and revenue generation. These statements and estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; Sovereign's ability in connection with any acquisition to complete such acquisition and to successfully integrate assets, liabilities, customers, systems and management personnel Sovereign acquires into its operations and to realize expected cost savings and revenue enhancements within expected time frame; the possibility that expected one-time merger-related charges are materially greater than forecasted or that final purchase price allocations based on the fair value of acquired assets and liabilities and related adjustments to yield and/or amortization of the acquired assets and liabilities at any acquisition date are materially different from those forecasted; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, integrations, pricing, products and services.



    Sovereign Bancorp, Inc. and Subsidiaries
    FINANCIAL HIGHLIGHTS
    (unaudited)
                                                    Quarter Ended

                                  Mar. 31  Dec. 31  Sept. 30  June 30  Mar. 31
                                    2004     2003     2003      2003    2003
     (dollars in millions, except
       per share data)

    Operating Data

    Net income                     $102.2   $112.6   $109.2   $104.2   $75.9
    Operating earnings (1)          121.5    112.6    109.2    104.2    94.7
    Cash earnings (2)               136.9    127.3    124.4    119.5   110.4
    Net interest income             322.8    308.5    287.3    306.8   303.0
    Provision for loan losses        43.0     40.0     36.6     42.0    43.4
    Total fees and other income before
     securities transactions        109.9    121.7    119.1    112.3   103.1
    Net gain on investments and related
     derivatives transactions        17.9     10.2     18.8     19.4    17.5
    G&A expense                     226.0    222.3    213.4    217.7   211.1
    Other expenses (3)               46.6     23.3     24.5     34.6    64.1


    Performance Statistics

    Bancorp

    Net interest margin (3)          3.28%    3.39%    3.32%    3.47%   3.50%
    Cash return on
     average assets  (2)             1.20%    1.18%    1.20%    1.16%   1.11%
    Operating return on
     average assets (1)              1.07%    1.05%    1.05%    1.01%   0.95%
    Cash return on average
     equity (2)                     15.47%   15.94%   15.97%   16.50%  15.91%
    Operating return on
     average equity (1)             13.72%   14.10%   14.03%   14.38%  13.64%
    Annualized net loan
     charge-offs to
     average loans                   0.51%    0.55%    0.55%    0.53%   0.56%
    Efficiency ratio (3) (4)        52.23%   51.68%   52.51%   51.94%  51.98%

    Per Share Data

    Basic earnings per share        $0.34    $0.38    $0.37    $0.40   $0.29
    Diluted earnings per share       0.33     0.38     0.37     0.37    0.27
    Operating earnings per share (1) 0.40     0.38     0.37     0.37    0.34
    Cash earnings per share (2)      0.45     0.43     0.42     0.42    0.39
    Dividend declared per share      .030     .025     .025     .025    .025
    Book value  (5)                 12.80    11.12    10.84    10.72   10.95
    Common stock price:
      High                          24.51    24.99    19.68    16.55   14.49
      Low                           20.37    18.42    15.74    14.07   12.72
      Close                        $21.42   $23.75   $18.55   $15.65  $13.85
    Weighted average common shares:
      Basic                         300.7    292.5    292.2    262.2   261.3
      Diluted                       306.7    298.5    297.2    283.9   281.4
    End-of-period common shares:
      Basic                         306.4    293.1    292.3    292.0   261.0
      Diluted                       311.7    299.4    297.4    295.9   281.3

    NOTES:
    (1) Operating earnings represent net income excluding the after-tax effects of special items, including significant gains or losses that are unusual in nature or are associated with acquiring or integrating businesses. See reconciliation on page H.

    (2) Cash earnings represents operating earnings excluding the after-tax effects of non-cash charges for the amortization of intangible assets and stock based compensation. Stock based compensation encompasses arrangements with employees under which the Company's obligation will be settled by using stock rather than cash and includes expense related to stock options, restricted stock, bonus deferral plans, and ESOP expense. See reconciliation on page H.

    (3) Effective July 1, 2003, Sovereign elected to change the Company's accounting policy to treat trust preferred securities as liabilities and the associated dividends on the trust preferred securities as interest expense. Previously, this cost was classified within other expenses. This change in accounting policy did not have any impact on consolidated shareholders' equity or net income; however, it did result in an increase in liabilities of $207.6 million at July 1, 2003 and an increase of $5 million and $3 million in net interest expense, with a corresponding decrease in other expense, for the three-month periods ended September 30, 2003 and December 31, 2003, respectively. Prior periods have not been adjusted to conform with this change in accounting policy.

    (4) Efficiency ratio equals general and administrative expense excluding merger-related and other integration charges as a percentage of total revenue, defined as the sum of net interest income and total fees and other income before securities transactions.

    (5) Book value equals stockholders' equity at period-end divided by common shares outstanding.


    Sovereign Bancorp, Inc. and Subsidiaries
    FINANCIAL HIGHLIGHTS
    (unaudited)
                                                 Quarter Ended

                                  Mar. 31  Dec. 31 Sept. 30  June 30  Mar. 31
                                   2004     2003     2003     2003     2003
    (dollars in millions)

    Financial Condition Data:

    General
      Total assets                $47,043  $43,505  $41,055  $41,343  $40,934
      Loans                        27,739   26,149   24,550   24,329   24,054
      Total deposits and customer
       related accounts:           28,118   27,344   27,515   27,617   26,746
        Core deposits and other
         customer related
         accounts                  21,939   21,334   21,233   21,065   20,015
        Time deposits               6,179    6,010    6,283    6,552    6,731
      Borrowings (1)               14,262   12,198    9,570    9,507   10,111
      Redeemable capital
       securities and
        other minority interests
         (1)                          203      202      202      409      597
      Stockholders' equity          3,916    3,260    3,169    3,131    2,856
      Goodwill                      1,293    1,027    1,027    1,025    1,025
      Core deposit intangible         262      269      287      306      324

    Asset Quality
      Non-performing assets        $212.0   $220.4   $257.7   $253.4   $249.9
      Non-performing loans         $188.6   $199.4   $236.1   $229.2   $221.6
      Non-performing assets to
       total assets                 0.45%    0.51%    0.63%    0.61%    0.61%
      Non-performing loans to
       total loans                  0.68%    0.76%    0.96%    0.94%    0.92%
      Allowance for loan losses    $351.0   $327.9   $322.7   $319.5   $309.4
      Allowance for loan losses
        to total loans              1.27%    1.25%    1.31%    1.31%    1.29%
      Allowance for loan losses
        to non-performing loans      186%     164%     137%     139%     140%

    Capitalization - Bancorp (2)
      Stockholders' equity to
       total assets                 8.32%    7.49%    7.72%    7.57%    6.98%
      Tier 1 leverage capital
       ratio                        7.09%    5.58%    5.59%    5.25%    5.02%
      Tangible equity to tangible
       assets, excluding OCI        5.17%    4.78%    4.72%    4.39%    3.66%
      Tangible equity to tangible
       assets, including OCI        5.19%    4.66%    4.67%    4.50%    3.81%

    Capitalization - Bank (2)
      Stockholders' equity to
       total assets                 9.60%    8.99%    9.49%    9.34%    9.43%
      Tier 1 leverage capital
       ratio                        6.82%    6.66%    6.96%    6.62%    6.59%
      Tier 1 risk-based capital
       ratio                        8.79%    8.60%    8.65%    8.40%    8.50%
      Total risk-based capital
       ratio                       12.11%   12.12%   12.20%   11.05%   11.21%

    (1) Effective July 1, 2003, Sovereign elected to change the Company's accounting policy to treat trust preferred securities as liabilities and Sovereign reclassified these obligations from "redeemable capital securities and other minority interests" to "borrowings and other debt obligations." Restatement of prior periods is not permitted.

    (2) All capital ratios are calculated based upon adjusted end of period assets consistent with OTS guidelines. The current quarter ratios are estimated as of March 31, 2004.


    Sovereign Bancorp, Inc. and Subsidiaries
    CONSOLIDATED BALANCE SHEETS
    (unaudited)
                                          Mar. 31      Dec. 31     Sept. 30
    (dollars in thousands)                  2004         2003         2003
    Assets
    Cash and amounts due
    from depository institutions           $893,193     $950,302     $971,697
    Investments:
        Available-for-sale               11,912,292   10,102,619   11,109,603
        Held-to-maturity                  2,489,030    2,516,352      413,152
           Total investments             14,401,322   12,618,971   11,522,755
    Loans:
    Commercial                           11,919,975   11,063,686   10,756,312
    Consumer                             11,012,103   10,010,289    9,684,319
    Residential mortgages                 4,806,494    5,074,684    4,109,216
    Total loans                          27,738,572   26,148,659   24,549,847
    Less allowance for loan losses         (351,007)    (327,894)    (322,684)
            Total loans, net             27,387,565   25,820,765   24,227,163
    Premises and equipment, net             289,517      273,278      273,931
    Accrued interest receivable             188,002      190,714      175,644
    Goodwill                              1,292,809    1,027,292    1,027,292
    Core deposit intangible                 261,582      268,759      287,293
    Bank owned life insurance               841,568      801,535      792,607
    Other assets                          1,487,657    1,553,713    1,776,910
          Total assets                  $47,043,215  $43,505,329  $41,055,292

    Liabilities and Stockholders'
     Equity
    Liabilities:
    Deposits and other customer related
     accounts:
    Core and other customer related
     accounts                           $21,939,435  $21,334,106  $21,232,550
    Time deposits                         6,178,871    6,009,902    6,282,630
         Total                           28,118,306   27,344,008   27,515,180
    Borrowings and other debt
     obligations (1)                     14,261,686   12,197,603    9,570,356
    Other liabilities                       545,084      501,176      599,032
           Total liabilities             42,925,076   40,042,787   37,684,568
    Redeemable capital securities
    and other minority interests (1)        202,513      202,136      201,757
    Stockholders' equity:
    Common Stock                          2,102,183    1,892,126    1,872,953
    Warrants and stock options              305,297       13,944       13,230
    Unallocated ESOP shares                 (26,078)     (26,078)     (28,465)
    Treasury stock                          (22,190)     (21,927)     (22,501)
    Accumulated other
     comprehensive income/ (loss)             6,349      (52,924)     (16,345)
    Retained earnings                     1,550,065    1,455,265    1,350,095
           Total stockholders' equity     3,915,626    3,260,406    3,168,967
           Total liabilities and
            stockholders' equity        $47,043,215  $43,505,329  $41,055,292

    (1) Effective July 1, 2003, Sovereign elected to change the Company's accounting policy to treat trust preferred securities as liabilities and Sovereign reclassified these obligations from "redeemable capital securities and other minority interests" to "borrowings and other debt obligations." Restatement of prior periods is not permitted.


    Sovereign Bancorp, Inc. and Subsidiaries
    CONSOLIDATED BALANCE SHEETS
    (unaudited)
                                                  June 30           Mar. 31
    (dollars in thousands)                         2003              2003
    Assets
    Cash and amounts due
    from depository institutions                $1,497,981        $1,172,529
    Investments:
        Available-for-sale                      10,832,862        11,208,359
        Held-to-maturity                           492,343           569,261
           Total investments                    11,325,205        11,777,620
    Loans:
    Commercial                                  10,749,659        10,507,385
    Consumer                                     9,216,825         8,830,630
    Residential mortgages                        4,362,947         4,716,348
    Total loans                                 24,329,431        24,054,363
    Less allowance for loan losses                (319,537)         (309,398)
            Total loans, net                    24,009,894        23,744,965
    Premises and equipment, net                    273,403           277,509
    Accrued interest receivable                    169,288           167,737
    Goodwill                                     1,025,292         1,025,292
    Core deposit intangible                        305,540           324,211
    Bank owned life insurance                      785,978           775,862
    Other assets                                 1,950,556         1,668,677
          Total assets                         $41,343,137       $40,934,402

    Liabilities and Stockholders' Equity
    Liabilities:
    Deposits and other customer related
     accounts:
    Core and other customer related
     accounts                                  $21,065,090       $20,014,913
    Time deposits                                6,551,565         6,730,872
         Total                                  27,616,655        26,745,785
    Borrowings and other debt obligations
     (1)                                         9,507,297        10,110,562
    Other liabilities                              679,204           625,182
           Total liabilities                    37,803,156        37,481,529
    Redeemable capital securities
    and other minority interests (1)               408,987           596,541
    Stockholders' equity:
    Common Stock                                 1,869,535         1,586,421
    Warrants and stock options                      12,483           103,131
    Unallocated ESOP shares                        (28,465)          (28,465)
    Treasury stock                                 (24,171)          (23,614)
    Accumulated other
    comprehensive income/ (loss)                    53,368            68,133
    Retained earnings                            1,248,244         1,150,726
           Total stockholders' equity            3,130,994         2,856,332
           Total liabilities and
            stockholders' equity               $41,343,137       $40,934,402

    (1) Effective July 1, 2003, Sovereign elected to change the Company's accounting policy to treat trust preferred securities as liabilities and Sovereign reclassified these obligations from "redeemable capital securities and other minority interests" to "borrowings and other debt obligations." Restatement of prior periods is not permitted.


    Sovereign Bancorp, Inc. and Subsidiaries
    CONSOLIDATED STATEMENTS OF OPERATIONS
    (unaudited)
                                             Quarter Ended
                            Mar. 31   Dec. 31   Sept. 30  June 30   Mar. 31
                              2004      2003      2003      2003     2003
    (dollars in thousands,
     except per share data)
    Interest and dividend
     income:
       Interest on
        interest-earning
        deposits                $528      $385      $539      $542     $675
       Interest on
        investment
        securities
    Available for sale       137,226   144,787   132,211   149,468  158,231
    Held to maturity          28,819     5,142     5,958     7,580    8,443
       Interest on loans     333,190   324,990   325,062   332,123  333,615
           Total interest
            and dividend
            income           499,763   475,304   463,770   489,713  500,964
    Interest expense:
        Deposits and
         related customer
         accounts             65,012    68,647    73,488    84,903   93,651
        Borrowings           111,935    98,178   102,990    97,993  104,273
            Total interest
             expense         176,947   166,825   176,478   182,896  197,924
            Net interest
             income          322,816   308,479   287,292   306,817  303,040
    Provision for loan
     losses                   43,000    40,000    36,600    42,000   43,357
            Net interest
             income after
             provision for
             loan losses     279,816   268,479   250,692   264,817  259,683
    Non-interest income:
        Consumer banking
         fees                 53,985    53,778    53,531    53,285   48,225
        Commercial banking
         fees                 28,685    28,766    27,197    26,787   25,223
        Mortgage banking
         revenue (1)           5,427    15,725    17,458     8,827    8,008
        Capital markets
         revenue               4,887     4,814     5,389     9,062    7,749
        Bank owned life
         insurance income      9,626    10,810    12,080    10,116   10,332
        Other                  7,320     7,796     3,478     4,208    3,522
    Total fees and other
     income before
     securities
     transactions            109,930   121,689   119,133   112,285  103,059
         Net gain on
          investments and
          related
          derivatives
          transactions        17,881    10,232    18,848    19,446   17,531
            Total non-
             interest
             income          127,811   131,921   137,981   131,731  120,590
    Non-interest expense:
    General and
     administrative
         Compensation and
          benefits           104,080    98,314    97,788    99,466   93,182
         Occupancy and
          equipment           54,379    53,437    52,838    51,144   53,342
         Technology expense   17,605    19,145    18,652    17,296   17,939
         Outside services     12,336    14,148    12,192    13,623   13,473
     Marketing expense        10,700     8,385     9,218    10,895   10,326
         Other
          administrative
          expenses            26,934    28,894    22,715    25,271   22,826
             Total general
              and
              administrative 226,034   222,323   213,403   217,695  211,088
    Other expenses:
         Amortization of
          core deposit
          intangibles         17,553    17,823    18,246    18,671   19,095
         Trust preferred
          securities and
          other minority
          interest
          expense              5,436     5,439     5,434    15,898   16,043
     Loss on debt
      extinguishment             -         -         857       -     28,981
         Merger-related and
          integration
          charges             23,587       -         -         -        -
            Total other
             expenses         46,576    23,262    24,537    34,569   64,119
                Total non-
                 interest
                 expense     272,610   245,585   237,940   252,264  275,207
             Income before
              income taxes   135,017   154,815   150,733   144,284  105,066
    Income tax expense        32,790    42,228    41,500    40,110   29,210
             Net income     $102,227  $112,587  $109,233  $104,174  $75,856

                  Diluted
                   earnings
                   per
                   share       $0.33     $0.38     $0.37     $0.37    $0.27

                  Operating
                   earnings
                   per
                   share (2)   $0.40     $0.38     $0.37     $0.37    $0.34

                 Weighted
                  average
                  shares:
                    Basic    300,720   292,540   292,169   262,189  261,322
                    Diluted  306,678   298,508   297,151   283,901  281,365


    (1) Mortgage banking activity is summarized below:

    Gains on sale of
     mortgage loans and
     mortgage backed
     securities               16,469     9,457    19,080    16,035   16,652
    Net gains/(loss)
     recorded under SFAS
     133                          81     7,895   (14,112)    6,651    1,275
    Mortgage servicing
     fees, net of mortgage
     servicing rights
     amortization                137      (479)   (5,760)   (3,391)  (2,490)
    Changes in mortgage
     servicing valuation
     reserve related to
     reversals/(impairments) (11,260)   (1,148)   18,250   (10,468)  (7,429)
         Total mortgage
          banking revenues     5,427    15,725    17,458     8,827    8,008

    (2)  See reconciliation on page H.


    Sovereign Bancorp, Inc. and Subsidiaries
    AVERAGE BALANCE, INTEREST AND YIELD/RATE ANALYSIS
    (unaudited)
                                          Quarter Ended
                                         March 31, 2004
    (dollars in thousands)    Average Balance    Interest (1)   Yield/ Rate

    Earning assets:
      Investment securities     $14,120,951        $176,374         5.00%
      Loans:
        Commercial               11,413,060         132,325         4.60%
        Consumer                 10,472,369         135,709         5.21%
        Residential mortgages     5,105,900          66,743         5.23%
        Total loans              26,991,329         334,777         4.95%
          Allowance for
           loan losses            (343,684)
          Total earning assets   40,768,596        $511,151         5.01%
    Other assets                  5,087,754
          Total assets          $45,856,350

    Funding liabilities:
    Deposits and other
     customer related accounts:
       Core and other customer
        related accounts        $21,346,218         $31,661         0.60%
       Time deposits              6,108,153          33,351         2.19%
       Total                     27,454,371          65,012         0.95%

    Borrowings:
      Federal Home Loan
       Bank advances              8,063,115          77,815         3.83%
      Fed funds and repurchase
       agreements                 2,554,957           7,418         1.15%
      Other borrowings            3,563,656          26,702         2.98%
      Total borrowings           14,181,728         111,935         3.14%
      Total funding liabilities  41,636,099        $176,947         1.70%
    Other liabilities               660,321
      Total liabilities          42,296,420
    Stockholders' equity          3,559,930
      Total liabilities and
       stockholders' equity     $45,856,350
    Net interest income                            $334,204
    Interest rate spread                                            2.91%
    Net interest margin                                             3.28%

    (1) Tax equivalent basis


    Sovereign Bancorp, Inc. and Subsidiaries
    AVERAGE BALANCE, INTEREST AND YIELD/RATE ANALYSIS
    (unaudited)

    December 31, 2003
    (dollars in thousands)    Average Balance     Interest (1)   Yield/ Rate

    Earning assets:
    Investment securities       $12,417,048        $159,375         5.13%
    Loans:
      Commercial                 10,880,892         128,094         4.62%
      Consumer                    9,809,803         131,347         5.32%
      Residential mortgages       4,726,609          66,774         5.65%
      Total loans                25,417,304         326,215         5.08%
        Allowance for
         loan losses              (323,285)
        Total earning assets     37,511,067        $485,590         5.14%
    Other assets                  5,122,980
        Total assets            $42,634,047

    Funding liabilities:
    Deposits and other
     customer related accounts:
       Core and other customer
        related accounts        $21,180,302         $31,459         0.59%
       Time deposits              6,138,121          37,188         2.40%
       Total                     27,318,423          68,647         1.00%

    Borrowings:
      Federal Home Loan Bank
       advances                   6,192,197          69,045         4.38%
      Fed funds and repurchase
       agreements                 2,281,145           5,996         1.05%
      Other borrowings            2,905,569          23,137         3.15%
      Total borrowings           11,378,911          98,178         3.40%
      Total funding liabilities  38,697,334        $166,825         1.70%
    Other liabilities               769,280
      Total liabilities          39,466,614
    Stockholders' equity          3,167,433
      Total liabilities and
       stockholders' equity     $42,634,047
    Net interest income                            $318,765
    Interest rate spread                                            2.98%
    Net interest margin                                             3.39%

    (1) Tax equivalent basis


    Sovereign Bancorp, Inc. and Subsidiaries
    AVERAGE BALANCE, INTEREST AND YIELD/RATE ANALYSIS
    (unaudited)

    March 31, 2003
    (dollars in thousands)    Average Balance     Interest (1)   Yield/ Rate

    Earning assets:
      Investment securities     $12,294,287        $171,299         5.57%
      Loans:
        Commercial               10,290,307         136,532         5.31%
        Consumer                  8,611,316         130,028         6.12%
        Residential mortgages     4,374,139          68,275         6.24%
        Total loans              23,275,762         334,835         5.79%
          Allowance for loan
           losses                  (300,141)
          Total earning assets   35,269,908        $506,134         5.76%
    Other assets                  5,202,253
          Total assets          $40,472,161

    Funding liabilities:
      Deposits and other customer
       related accounts:
         Core and other customer
          related accounts      $19,404,801         $44,737         0.93%
         Time deposits            6,888,521          48,914         2.88%
         Total                   26,293,322          93,651         1.44%

    Borrowings:
      Federal Home Loan Bank
       advances                   5,626,752          75,403         5.38%
      Fed funds and repurchase
       agreements                 2,325,965           2,760         0.47%
      Other borrowings            1,986,989          26,110         5.26%
      Total borrowings            9,939,706         104,273         4.21%
      Total funding liabilities  36,233,028        $197,924         2.20%
    Other liabilities             1,423,647
      Total liabilities          37,656,675
    Stockholders' equity          2,815,486
      Total liabilities and
       stockholders' equity     $40,472,161
    Net interest income                            $308,210
    Interest rate spread                                            3.05%
    Net interest margin                                             3.50%

    (1) Tax equivalent basis


    Sovereign Bancorp, Inc. and Subsidiaries
    SUPPLEMENTAL INFORMATION
    (unaudited)

    NON-PERFORMING ASSETS

                              Mar. 31   Dec. 31  Sept. 30   June 30   Mar. 31
    (dollars in thousands)       2004      2003      2003      2003      2003
    Non-accrual loans:
    Commercial               $113,734  $129,029  $165,317  $156,872  $148,012
    Consumer                   31,573    30,921    29,667    30,099    30,524
    Residential mortgages      41,925    38,195    39,745    40,783    41,465
         Total non-accrual
          loans               187,232   198,145   234,729   227,754   220,001
    Restructured loans          1,378     1,235     1,335     1,495     1,557
         Total non-
          performing loans    188,610   199,380   236,064   229,249   221,558
    Real estate owned, net     18,349    17,016    17,556    19,404    23,668
    Other repossessed assets    5,006     4,051     4,082     4,779     4,709
         Total non-
          performing assets  $211,965  $220,447  $257,702  $253,432  $249,935

    Non-performing loans as
     a percentage of total
     loans                      0.68%     0.76%     0.96%     0.94%     0.92%
    Non-performing assets as
     a percentage of total
     assets                     0.45%     0.51%     0.63%     0.61%     0.61%
    Non-performing assets as
     a percentage of total
     loans, real estate
     owned and repossessed
     assets                     0.76%     0.84%     1.05%     1.04%     1.04%
    Allowance for loan
     losses as a percentage
     of non-performing loans     186%      164%      137%      139%      140%


    NET LOAN CHARGE-OFFS

                                  Mar. 31  Dec. 31 Sept. 30  June 30  Mar. 31
    Quarters ended (in thousands)    2004     2003     2003     2003     2003
        Commercial real estate     $3,558      $98   $2,308   $1,770   $2,093
        Commercial and industrial
         and other                 19,767   25,755   22,151   19,955   19,935
        Total Commercial           23,325   25,853   24,459   21,725   22,028

        Auto loans                  7,408    5,521    5,038    5,720    5,919
        Home equity loans
         and other                  3,605    3,277    2,964    3,490    3,969
        Total Consumer             11,013    8,798    8,002    9,210    9,888

        Residential mortgages         209      138      992      926      793
           Total                  $34,547  $34,789  $33,453  $31,861  $32,709


    DEPOSIT AND OTHER CUSTOMER RELATED
     ACCOUNT COMPOSITION - End of period

    Quarters
     ended (in   Mar. 31      Dec. 31      Sept. 30    June 30      Mar. 31
     thousands)   2004         2003         2003       2003         2003

    Demand
     deposit
     accounts  $4,481,546   $4,306,376   $4,292,621  $4,276,812 $4,133,600
    NOW
     accounts   6,248,412    6,068,163    6,294,730   6,197,211  5,818,879
    Customer
     repurchase
     agreements   789,524    1,017,544      902,522   1,033,922    983,501
    Savings
     accounts   3,317,836    3,098,892    3,166,319   3,178,633  3,145,427
    Money market
     accounts   7,102,117    6,843,131    6,576,358   6,378,512  5,933,506
    Certificates of
     deposits   6,178,871    6,009,902    6,282,630   6,551,565  6,730,872
    Total     $28,118,306  $27,344,008  $27,515,180 $27,616,655 $26,745,785


    LOAN COMPOSITION - End of period
    Quarters ended
     (in        Mar. 31       Dec. 31     Sept. 30     June 30     Mar. 31
     thousands)  2004          2003        2003        2003        2003

      Commercial
       real
       estate  $4,638,401   $4,353,494   $4,309,687  $4,280,955 $4,125,570
      Commercial
       industrial
       loans    5,407,107    5,365,062    5,300,034   5,206,559  4,961,473
    Other       1,874,467    1,345,130    1,146,591   1,262,145  1,420,342
    Total commercial
     loans     11,919,975   11,063,686   10,756,312  10,749,659 10,507,385
      Home equity
       loans    6,971,401    6,457,682    6,102,455   5,739,806  5,451,304
      Auto
       loans    3,621,169    3,240,383    3,261,150   3,161,097  3,063,074
      Other       419,533      312,224      320,714     315,922    316,252
    Total consumer
     loans     11,012,103   10,010,289    9,684,319   9,216,825  8,830,630
    Total residential
     loans      4,806,494    5,074,684    4,109,216   4,362,947  4,716,348
    Total
     loans    $27,738,572  $26,148,659  $24,549,847 $24,329,431 $24,054,363


    Sovereign Bancorp, Inc. and Subsidiaries
    SUPPLEMENTAL INFORMATION
    (unaudited)

    DEPOSIT AND OTHER CUSTOMER RELATED ACCOUNT COMPOSITION - Average

    Quarters
     ended(in   Mar. 31       Dec. 31     Sept. 30    June 30     Mar. 31
     thousands)  2004          2003        2003       2003        2003
    Demand deposit
     accounts  $4,239,684   $4,197,814   $4,186,582  $4,057,542 $3,904,358
    NOW
     accounts   5,990,184    6,135,210    6,253,423   5,900,237  5,647,711
    Customer
     repurchase
     agreements   880,544      963,885      970,330   1,016,450  1,007,629
    Savings
     accounts   3,217,946    3,138,766    3,180,188   3,106,420  3,011,833
    Money market
     accounts   7,017,860    6,744,627    6,503,263   6,054,415  5,833,270
    Certificates
     of
     deposits   6,108,153    6,138,121    6,430,966   6,606,511  6,888,521
      Total   $27,454,371  $27,318,423  $27,524,752 $26,741,575 $26,293,322

    LOAN COMPOSITION - Average

    Quarters
     ended (in  Mar. 31      Dec. 31      Sept. 30    June 30     Mar. 31
     thousands)   2004         2003         2003       2003        2003
      Commercial
       real
       estate  $4,869,200   $4,662,734   $4,610,919  $4,410,120 $4,085,483
      Commercial
       industrial
       loans    5,669,558    5,336,532    5,285,571   5,263,959  5,343,412
      Other       874,302      881,626      864,741     863,408    861,412
    Total
     commercial
     loans     11,413,060   10,880,892   10,761,231  10,537,487 10,290,307
      Home equity
       loans    6,666,343    6,241,296    5,824,058   5,537,191  5,258,975
      Auto
       loans    3,457,105    3,248,915    3,203,014   3,100,355  3,034,672
      Other       348,921      319,592      313,217     314,720    317,669
    Total consumer
     loans     10,472,369    9,809,803    9,340,289   8,952,266  8,611,316
    Total residential
     loans      5,105,900    4,726,609    4,335,326   4,644,111  4,374,139
    Total
     loans    $26,991,329  $25,417,304  $24,436,846 $24,133,864 $23,275,762


    Sovereign Bancorp, Inc. and Subsidiaries
    RECONCILIATION OF CASH AND OPERATING EARNINGS TO REPORTED EARNINGS
    (unaudited)


    Operating earnings for 2004 exclude the after tax effects of loan loss provision and merger expenses related to the First Essex acquisition. Operating earnings for 2003 excludes the after tax effects of the loss on our debt extinguishment of holding company notes that occurred in March 2003. Cash earnings are operating earnings excluding the after-tax effects of non-cash charges for amortization of intangible assets and stock based compensation.


    (dollars in thousands,
     except per share data -
     all amounts are after tax)                 Quarter Ended
                                                Total dollars
                                   Mar. 31        Dec. 31        Mar. 31
                                     2004            2003          2003

    Net income as reported         $102,227        $112,587       $75,856
      First Essex acquisition:
       Merger related and
        integration costs            15,332               -             -
       Provision for loan loss        3,900               -             -
      Loss on debt extinguishment         -               -        18,838
    Operating earnings              121,459         112,587        94,694
      Amortization of intangibles    11,999          12,112        12,938
      Stock based compensation (1)    3,468           2,555         2,792
    Cash earnings                  $136,926        $127,254      $110,424
    Weighted average diluted
      shares                        306,678         298,508       281,365

    (1) Stock-based compensation encompasses arrangements with employees under which the Company's obligation will be settled by using stock rather than cash and includes expense related to stock options, restricted stock, bonus deferral plans, and ESOP expense.


    (dollars in thousands,
     except per share data -
     all amounts are after tax)                  Quarter Ended
                                                   Per Share
                                    Mar. 31         Dec. 31       Mar. 31
                                      2004            2003          2003

    Net income as reported            $0.33           $0.38         $0.27
      First Essex acquisition:
       Merger related and
        integration costs              0.05               -             -
       Provision for loan loss         0.01               -             -
      Loss on debt extinguishment         -               -          0.07
    Operating earnings                 0.40            0.38          0.34
      Amortization of intangibles      0.04            0.04          0.05
      Stock based compensation (1)     0.01            0.01          0.01
    Cash earnings                     $0.45           $0.43         $0.39
    Weighted average diluted shares

    (1) Stock-based compensation encompasses arrangements with employees under which the Company's obligation will be settled by using stock rather than cash and includes expense related to stock options, restricted stock, bonus deferral plans, and ESOP expense.


    Sovereign Bancorp, Inc. and Subsidiaries
    SUPPLEMENTAL INFORMATION
    (unaudited)

    Purchase of First Essex Bancorp Inc. ("First Essex")


    On February 6, 2004 Sovereign completed the purchase of First Essex and the results of its operations are included from purchase date through March 31, 2003. Sovereign issued 12.7 million shares valued at $209.9 million and made cash payments of $208 million to acquire and convert all outstanding First Essex shares and associated fees. Sovereign's preliminary purchase price allocation is as follows:


    Assets and Liabilities Acquired from First Essex as of February 6, 2004:

    (dollars in millions)

    Assets                                Liabilities
    Investments                  394.8    Deposits:
    Loans:                                  Core                        777.0
      Commercial                 710.4      Time                        488.6
      Consumer                   435.6        Total deposits          1,265.6
      Residential mortgages       52.2    Borrowings and other debt
                                           obligations                  236.9
        Total loans            1,198.2    Other liabilities              27.5
    Less allowance for loan
     losses                      (14.7)
        Total loans, net       1,183.5    Total liabilities          $1,530.0
    Federal funds and cash      (199.0)
    Premises and equipment, net    9.2
    Other real estate owned        1.0
    Other assets                  74.5
    Core deposit intangible       10.4
    Goodwill                     265.5

        Total assets          $1,739.9

    In connection with the First Essex acquisition, Sovereign recorded charges against its earnings for the three month period ended March 31, 2004 for an additional loan loss provision of $6.0 million pretax ($3.9 million net of tax) to conform First Essex's allowance for loan losses to Sovereign's reserve policies and for merger-related expenses of $23.6 million pretax ($15.3 million net of tax).



SOURCE  Sovereign Bancorp, Inc.
    -0-                             04/20/2004
    /CONTACT: FINANCIAL: Jim Hogan, +1-610-320-8496, or jhogan@sovereignbank.com, or Mark McCollom, +1-610-208-6426, or mmccollo@sovereignbank.com, or Stacey Weikel, +1-610-208-6112, or sweikel@sovereignbank.com; or MEDIA: Ed Shultz, +1-610-378-6159, or eshultz1@sovereignbank.com, all of Sovereign Bancorp/
    /Web site:  http://www.sovereignbank.com/
    (SOV)

CO:  Sovereign Bancorp, Inc.
ST:  Pennsylvania
IN:  FIN
SU:  ERN ERP CCA MAV